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                                                                    EXHIBIT 12.1

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
                                                                       PREDECESSOR                                     SUCCESSOR
                                      ------------------------------------------------------------------------------  -----------
                                                      YEAR ENDED DECEMBER 31,                  THREE    PERIOD FROM   PERIOD FROM
                                      -----------------------------------------------------   MONTHS     JANUARY 1    FEBRUARY 25
                                         2000       2001       2002       2003       2004      ENDED      THROUGH       THROUGH
                                      ---------  ---------  ---------  ---------  ---------  MARCH 31,  FEBRUARY 24,   MARCH 31,
                                                      (DOLLARS IN THOUSANDS)                    2004        2005          2005
Pre-tax income (loss) from
continuing operations before
adjustments for minority interests
in consolidated subsidiaries or
income or loss from equity
investees (A)                         $  19,835  $  36,296  $  74,829  $ 124,395  $ 200,482  $  50,222  $   (159,148) $    22,406
                                      =========  =========  =========  =========  =========  =========  ============  ===========
Fixed charges:
  Interest expense and
  amortization of debt discount
  and premium on all
  indebtedness                           36,126     29,716     27,210     26,340     33,634      9,418         4,734        9,636

  Rentals:
    Buildings - 33%                      18,394     19,810     22,119     24,092     26,638      6,542         4,442        2,761

    Office and other equipment - 33%      4,516      5,397      6,286      7,635      8,692      2,211         1,772          964

    Preferred stock dividend
    requirements of consolidated
    subsidiaries (A)                     24,121      2,777          -          -          -          -             -            -
                                      ---------  ---------  ---------  ---------  ---------  ---------  ------------  -----------
Total fixed charges                   $  83,157  $  57,700  $  55,615  $  58,067  $  68,964  $  18,171  $     10,948  $    13,361
                                      =========  =========  =========  =========  =========  =========  ============  ===========

Pre-tax income (loss) from
continuing operations before
adjustment for minority interests
in consolidated subsidiaries or
income or loss from equity
investees plus fixed charges,
less preferred stock dividend
requirements of consolidated
subsidiaries                          $  78,871  $  91,219  $ 130,444  $ 182,462  $ 269,446  $  68,393  $   (148,200) $    35,767
                                      =========  =========  =========  =========  =========  =========  ============  ===========
Ratio of earnings to fixed charges       (B)         1.581      2.345      3.142      3.907      3.764       (B)            2.677
                                      =========  =========  =========  =========  =========  =========  ============  ===========
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(A)   The preferred stock dividend requirements of consolidated subsidiaries is included in fixed charges (i.e., the denominator of the ratio calculation)
      but excluded from the numerator of the ratio calculation because such amount was not deducted in arriving at the pre-tax income (loss) from continuing operations, as defined.

      In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, "Reporting Gains and Losses from Extinguishment of Debt," the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. The Company reported extraordinary items in 2000 and 2001 as a result of debt extinguishements. The provisions of SFAS 145 that affect the Company are effective for fiscal periods beginning after May 15, 2002, although early adoption of SFAS 145 is permitted. In accordance with the provisions of SFAS No. 145, the Company reclassified its extraordinary items recorded in 2000 and 2001 to the other income and expense category of its consolidated statement of operations.

(B) In 2000, and the period from January 1, 2005 through February 24, 2005, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of approximately $4.3 million in 2000, and $159.1 million in the period from January 1, 2005 through February 24, 2005 to achieve a coverage ratio of 1:1.